UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2021

Ontrak, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2120 Colorado Ave., Suite 230, Santa Monica, CA 90404
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OTRK	The NASDAQ Global Market
9.50% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value	OTRKP	The NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2021, Ontrak, Inc. (the “Company”) appointed Dr. Robert Accordino, age 40, to serve as its Chief Medical Officer, with an employment commencement date of September 27, 2021 (the “Commencement Date”).

Prior to joining Ontrak, Inc., Dr. Accordino most recently served from 2018 to 2021 as Chief Mental Health Officer of Quartet Health where he led and executed the company's clinical strategy, significantly increasing Quartet's geographic footprint and digitally-enabled care. Prior to Quartet, Dr. Accordino was Chief of Psychiatry and Behavioral Health at CareMore Health, an innovative health plan and care delivery system with over $1.2 billion in revenue and over 100,000 members in eight states. From 2016 to 2017, Dr. Accordino served as the White House Fellow to the Secretary of Defense and chaired the Secretary of the Army Symposium on Suicide Prevention and Social Media. Dr. Accordino practices psychiatry and is on the faculty of Harvard Medical School and Massachusetts General Hospital. As a medical student, Dr. Accordino founded the nonprofit organization, Music for Autism, and continues to support its work as Chair of their Board of Directors. Additionally, he serves on the Board of Directors of Hope in a Box.

Dr. Accordino holds a Bachelor of Arts degree in Psychology from Princeton University, a Master of Science degree in Experimental Psychology from Oxford University and a Doctor of Medicine degree from Mount Sinai Icahn School of Medicine.

The Company has entered into an Employment Agreement with Dr. Accordino, which sets forth Dr. Accordino’s duties as the Chief Medical Officer of the Company and the terms of his compensation. The agreement is for a term of four (4) years commencing on the Commencement Date, with an option to renew for another three (3) years. As compensation for Dr. Accordino’s services, he shall receive a discretionary bonus, expense reimbursement and the following salary and other benefits:

(a) Base salary equal to $350,000 annually in equal bi-weekly installments, less applicable taxes and withholdings;

(b) A one-time signing bonus of $200,000 to be paid on the first payroll following the Commencement Date, less applicable taxes and withholdings, as agreement to remain employed for 3 years;

(c) Stock options to purchase up to 100,000 shares of Company common stock with a per share exercise price equal to the closing price of a share on the Commencement Date and subject to all of the provisions of the Company’s 2017 Stock Incentive Plan (the “Plan”), vesting over four years from the Commencement Date with one-fourth (1/4) of the option vesting one year from the Commencement Date, and the remainder of the option vesting in equal monthly installments thereafter according to the terms of the Plan and applicable award agreement; and

(d) A bonus target of 40% of Dr. Accordino’s annual base salary at the sole discretion of the Company, including consideration of Dr. Accordino’s performance as measured by individual goals and milestones as well as the overall performance and condition of the Company, $140,000 of which is guaranteed for the first year.

Dr. Accordino has no family relationship with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Dr. Accordino had, or will have, a direct or indirect material interest.

A copy of the Employment Agreement of Dr. Robert Accordino is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.        Description
10.1    Employment Agreement by and between Ontrak, Inc. and Dr. Robert Accordino, dated September 8, 2021.
99.1    Press Release, dated September 9, 2021.

104        Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ontrak, Inc.

Date: September 9, 2021	By:	/s/ Brandon H. LaVerne
Brandon H. LaVerne
Chief Financial Officer

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